ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of the 13th day of September, 2013 (the “Agreement”) is between Revive Bioscience Inc. and ( the “Vendor”), Axxess Pharma Inc. (the “Purchaser”).

WHEREAS, the Vendor desires to sell to the Purchaser, and the Purchaser desires to purchase from the Vendor substantially all of the assets of the Vendor used in the operation of the Vendor’s distribution of Tapout products business owned and operated by the Vendor (the “Business”), upon the terms and subject to the conditions set forth herein;

AND WHEREAS the Vendor and Purchaser entered into a letter of intent dated the 2nd day of May , 2013 as amended (the “Letter of Intent”) to summarize the general terms and conditions of their agreement.

AND WHEREAS, this Asset Purchase Agreement constitutes the “Definitive Purchase Agreement” described in the Letter of Intent.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01         Definitions. The following terms, as used herein, have the following meanings:

(a)          “Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

(b)          “Business” means the business of Vendor as currently conducted, and includes the Vendor’s Tapout products distribution business owned and operated by the Vendor under the TAPOUT trade-name and operated by the Vendor.

(c)          “Business Confidential Information” means any confidential information transferred from Vendor to Purchaser hereunder that pertains to the Business, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, Software, Goodwill, developments, inventions, processes, formulas, technology, designs, drawings, marketing, finances or other information relating to the Business. The term “Business Confidential Information” does not include information that (i) is or becomes available on a non-confidential basis from a source that is not under an obligation (whether contractual, legal or otherwise) to keep such information confidential; (ii) becomes generally available to the public other than as a result of a disclosure in violation of the terms of this Agreement or a duty of confidentiality or (iii) is independently developed without reference to the Business Confidential Information.

(d)          “Cash” means all cash, bank balances, moneys in the possession of banks and other depositories, term or time deposits, guaranteed investment certificates, treasury bills, other securities and other similar cash or cash-equivalent items owned by the Vendor as of the Date of Closing.

(e)          “Closing” means the completion of the purchase and sale contemplated in this Agreement.

(f)          “Date of Closing” and “Closing Date” mean the date of the Closing, as described in Section 2.08.

(g)          “Disclosure Schedule” means the schedule attached hereto and provides any matters disclosed by the Vendor to the Purchaser prior to the Closing Date and the particulars of any agreement, understanding or arrangement among the Purchaser and Vendor with respect thereto

(h)          “Computer Hardware and Software” means all computer hardware and Software utilized by the Business.

(i)          “Contracts” means the full benefit of all contracts providing for the supply of goods and services by the Business.

(j)          “Excluded Assets” has the meaning assigned in Section 2.03.

(k)          “Goodwill” means all goodwill associated with the Business, including without limitation, all of the Vendor’s right, title and interest in and to the trade names “TAPOUT”, together with the exclusive right of the Purchaser to represent itself as carrying on the business of the Vendor in continuation of and in succession to the Vendor and the exclusive right to use any words indicating so, including “TAPOUT, Trademarks, client lists, mailing lists, telephone and fax numbers, URLs, websites and email addresses associated with the URLs.

(l)          “Intellectual Property” means all trademarks, registered and unregistered, all service marks, all designs, slogans, and logos (collectively, “Trademarks”), trade names, Internet domain names, and general intangibles of like nature, together with all Goodwill, registrations and applications related to the foregoing; all patents and patent applications (including any continuations, divisionals, continuations-in-part, renewals and reissues therefor) (collectively, “Patents”); all copyrights (including any registrations and applications for any of the foregoing) and associated moral rights including copyrights in content of websites and webpages; all rights in Software; all “mask works” (as defined under 17 USC ' 901 and under applicable Canadian laws) and any registrations and applications for “mask works”; all Business Confidential Information, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, “Trade Secrets”); any other proprietary or intellectual property rights of any kind, whether arising under the laws of Canada, the United States or any nation, state, province or jurisdiction, and all rights or causes of action for infringement, misappropriation, misuse dilution or unfair trade practices associated with the foregoing.

(m)          “Inventory” means all saleable/usable inventory of or relating to the Business as of the Date of Closing, including all raw materials, manufacturing supplies, packaging materials, work in process and finished goods. Inventory excludes any items that: (i) are spoiled; (ii) are past their expiry or due date; (iii) have not been paid for by the Vendor or (iv) prior to the Date of Closing, are not used by the Business in the ordinary course.

(n)          “Knowledge” concerning a particular subject, area or aspect of Vendor's business affairs shall mean the knowledge of each of the officers and directors of Vendor and all knowledge which was or should have been obtained upon reasonable inquiry by such persons.

(o)          “Leases” means any and all real property leases, assignments or subleases related to the use or occupation of the leased Premises.

(p)          “Leased Equipment” means, the leases of any and all equipment, machinery and vehicles currently leased by the Vendor and used with respect to the Business, and which may be requested by Purchaser before closing to be included in the purchase and sale contemplated herein at or before Closing, subject to the parties obtaining the consent of the lessor(s) of such leased equipment.

(q)          “Lien” means any lien (including Tax liens), proxy, voting trust arrangement, mortgage, pledge, security interest, collateral security agreement, financing statement (and similar notices) filed with any Governmental Authority, claim, charge, equities, title defect, option, right of first refusal, restrictive covenant or other limitation or restriction on transfer of any nature whatsoever or other lien or encumbrance.

(r)          “Machinery and Equipment” means all machinery, equipment, fixtures, leasehold improvements, signage, accessories and supplies of any kind owned by the Vendor and used in connection with the Business. Schedule 2.02 contains a list of Machinery and Equipment.

(s)          “Material Adverse Effect” or “Material Adverse Change” with respect to a Party means a material adverse effect on, or material change in, the condition (financial or otherwise), business, assets, results of operations or prospects of such Party as a result of a breach, default or deficiency in the satisfaction of any covenant, representation or warranty which might reasonably:

(i)          give rise to an aggregate remedial cost (including consequential loss and loss of profit) of more than $5,000.00, in any individual instance, or more than $5,000.00 collectively in any greater number of instances, where all such instances arise as a result of multiple breaches of the same covenant, representation or warranty; or

(ii)         where no adequate remedy is reasonably available, result in disturbance in the ordinary conduct of the Business of an aggregate cost properly attributable to such disturbance (including consequential loss and loss of profit) of more than $5,000.00.

(t)          “Office Furniture” means all office furniture and fixtures used by the Business which are owned by the Vendor and currently located at the Premises. Schedule 2.02 contains a list of Office Furniture.

(u)          “Party” or “Parties” means any of Vendor or Purchaser.

(v)          “Permitted Liens” means (i) Liens for Taxes that are not yet due; and (ii) mechanic's, materialman's, carrier's, repairer's and other similar Liens arising or incurred in the ordinary course of business.

(w)          “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, any Governmental Body, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

(x)          “Purchased Assets” has the meaning assigned in Section 2.02 and includes the Premises..

(y)          “Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (ii) databases and compilations, including any and all data and collections of data, (iii) unit tests of all implementations, and (iv) all existing documentation, including user manuals and training materials, relating to any of the foregoing.

(z)          “Tax” or “Taxes” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, value-added, use, ad valorem, franchise, capital, paid-up capital, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, transfer, documentary or other tax, governmental fee or other like assessment or charge of any kind whatsoever, any information reporting or back-up withholding obligation, liability or penalty, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax, whether disputed or not.

(aa)         “Tax Act” means the Income Tax Act (Canada) as it is amended and superceded from time to time.

(bb)         “Tax Return” means all federal, state, local and foreign returns and reports (including elections, claims for refunds, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to Taxes.

ARTICLE II

PURCHASE AND SALE OF THE BUSINESS

Section 2.01        Purchase and Sale of Assets. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to purchase from the Vendor, and the Vendor agrees to sell, transfer, assign, convey and deliver to the Purchaser all of the right title and interest in, to and under the Purchased Assets free and clear of all Liens. The Parties agree that the Excluded Assets are excluded from the asset sale contemplated hereby and will be retained by the Vendor.

(b)           Liabilities not Assumed. Save and except for assuming specific obligations of the Vendor by virtue of being the purchaser of the Vendor’s right, title and interest in and to the Purchased Assets, and except for the Purchaser’s limited obligations regarding trade payables of the Vendor owing as of the Date of Closing as listed in Schedule 2.4 hereto, the Purchaser shall not assume nor be responsible in any way to perform any of the obligations or pay any of the liabilities of the Vendor or of the Business for the period prior to the Date of Closing. For greater certainty, other than with respect to liabilities being assumed by the Purchaser, the Vendor shall be responsible for and shall satisfy any and all liabilities relating to the operation of the Business up and/or to the Date of Closing..

Section 2.02        Purchased Assets. The assets to be sold by the Vendor and purchased by the Purchaser (the “Purchased Assets”) include all assets of the Business, except the Excluded Assets. Without limiting the generality of the foregoing, included within the Purchased Assets shall be:

a)	License Agreement between ABG TapouT LLC and Samaritan Holdings Limited effective April 29, 2011
b)	Health Canada Product Licence Issuance NPN 80031713 – Tapout Muscle Recovery and Health Canada Product Licence Issuance NPN 80032092 – Tapout Muscle Recovery, together with all documentation, formulations and specifications related to and necessary for the manufacture of such products (hereinafter collectively the “NPN’s”);
c)	All such other Health Canada product licences which may be in the possession of the Vendor as of the Date of Closing;
d)	All of the intellectual property of the Vendor relating to the Business (the “Intellectual Property”) including all patents whether issued, pending, expired or in the process of being reinstated, including but not limited to United States Patent No. 6,444,238 Pain Relief Composition and Method of Relieving Pain DBC File No. R1261.101.101 including all associated formulation worksheets renewed for a period of at least one year following its current expiry date of March 3, 2014;
e)	All websites and specifically the URL known as tapoutmusclerecovery.com;
f)	All distribution contracts to which the Vendor is a party and which are the subject of negotiation in both Canada and the United Statement (the “Distribution Contracts”);
g)	All office furniture and fixtures used by the Business which are owned by the Vendor and currently located at the Vendor’s Premises as listed in Schedule 2.02 hereto (the “Office Furniture”);
h)	All machinery, fixtures, leasehold improvements, signage, accessories and supplies of any kind owned by the Vendor and used in connection with the Business as listed in Schedule 2.02 hereto (the “Machinery and Equipment”);
i)	All prepaid expenses relating to the Business as of the Date of Closing;
j)	All saleable/usable inventories of or relating to the Business as of the Date of Closing, including all raw materials, manufacturing supplies, packaging materials, work in process and finished goods (the “Inventory”);
k)	All computer hardware and software utilized by the Business (the “Computer Hardware and Software”); for greater certainty, where the software is licensed to the Vendor, the Vendor’s obligation under this paragraph shall be limited to an assignment of the license to the Purchaser;
l)	All goodwill associated with the Business, including without limitation, all of the Vendor’s right, title and interest in and to the trade names “TAPOUT”, together with the exclusive right of the Purchaser to represent itself as carrying on the business of the Vendor in continuation of and in succession to the Vendor and the exclusive right to use any words indicating so, including trademarks, client lists, mailing lists, telephone and fax numbers, URLs, websites and email addresses associated with the URLs (the “Goodwill”);

m)	Copies of all necessary business and financial records solely relating to the Business and the Purchased Assets (as defined below), including without limitation all customer and supplier lists and records, all operating manuals, records, all personnel and payroll records solely relating to the employees being offered employment by the Purchaser and who accept an offer of employment and all information required to conduct the Business as a going concern going forward;

n)	At the request of the Purchaser, the leases of any and all equipment, machinery and vehicles currently leased by the Vendor and used with respect to the Business, subject to the parties obtaining the consent of the lessor(s) of such leased equipment failing which the Purchaser shall make payment of all amounts due under such lease as the vendor’s agent and will indemnify the Vendor against any claims by the lessor attributable to the period after the Date of Closing (the “Leased Equipment”);

o)	Any and all real property leases, assignments or subleases related to the use or occupation of the leased Premises set out below (the “Leases”);

p)	The full benefit of all contracts providing for the supply of goods and services by the Business, subject to the Purchaser’s review and acceptance of such contracts prior to the Date of Closing (the “Contracts”);

q)	The exclusive right to represent the Purchaser as carrying on the Business as successor to the Vendor;

r)	All of the Vendor’s warranty rights, if transferable, against manufacturers or suppliers relating to any of the Purchased Assets,
s)	All deferred income taxes and income taxes recoverable;
t)	All accounts receivable due and owing from any person, firm or corporation not acting at arm’s length from the Vendor;
u)	All extra-provincial, sales, excise or other licenses or registration issued to or held by the Vendor whether in respect of the Business or otherwise and;

v)	All vehicles and/or rolling stock used in the operations of the Business as listed in Schedule 2.02 hereto.

(collectively, the “Purchased Assets”).

And all other specific assets listed in Schedule 2.02 hereto.

Section 2.03        Excluded Assets. The following assets owned by the Vendor as of the Closing Data shall be specifically excluded from the purchase and sale of assets provided for in this Agreement (the “Excluded Assets”):

(a)	The minute books of the Vendor;

(b)	All original corporate, financial, taxation and other records of the Vendor not pertaining exclusively or primarily to the Business or the Purchased Assets;

(c)	All proceeds receivable from life insurance policies of the life of any director, officer, employee or shareholder of the Vendor;

(d)	Pre-paid rent;

(e)	Duty drawbacks;

(f)	Recoverable HST on bad debts;

(g)	All cash, bank balances, moneys in the possession of banks and other depositories, term or time deposits, guaranteed investment certificates, treasury bills, other securities and other similar cash or cash equivalent items owned by the vendor as of the Closing Date;

(h)	Accounts payable;

(i)	All specific assets listed in Schedule 2.03; and

(j)	All and any debts whatsoever not specifically and otherwise expressly assumed by the Purchased;

Section 2.04        Trade Payables The Vendor shall discharge all liabilities and debts of the Vendor prior to Closing .subject only to the obligation of the Purchaser to make payment of the liabilities listed in Schedule 2.04 hereof totaling the all-inclusive sum of Fifty-Five Thousand Dollars ($55,000.00) (hereinafter the “Trade Payable”) which sum shall be paid by the Purchaser to the listed creditors of the Vendor forthwith upon the Closing of this transaction. The Purchaser shall in no manner be liable to make any payment whatsoever to any of the creditors listed in Schedule 2.04 if this transaction should not close. Upon the Purchaser making payment to the listed creditors, the Vendor shall be responsible for obtaining full and final release in its favour from each listed creditor so paid evidencing the discharge of said debt and there being no further liability to such creditor and the Vendor shall provide evidence of same to the Purchaser within ten (10) business days of the Closing of this transaction. The obligation of the Purchaser to make payment of the Trade Payables is conditional upon the Vendor delivering a written agreement with each creditor prior to Closing evidencing the reduction of the total liability to the Trade Payables to an all inclusive sum of Fifty-Five Thousand Dollars ($55,000.00) to be paid on or immediately after the Closing of this transaction. Should the Vendor fail to provide same prior to the Closing Date, the Purchaser shall be entitled, in its full unfettered discretion, not to complete the transaction contemplated by this Agreement.

Section 2.05        Un-assignable Contracts. The Purchaser shall not assume any liability with respect to any contract the Vendor is party to which is not or cannot be assigned to the Purchaser.

Section 2.06        Purchase Price. In consideration of the sale, transfer, assignment, conveyance and delivery by Vendor of the Purchased Assets, the Purchaser shall issue to the Vendor’s Shareholders as listed in Schedule 2.06 hereto and in the proportions set out therein, Six Million and Four Hundred and Fifty Thousand (6,450,000) common shares of the Purchaser (subject to any applicable restrictions on such common shares) having an approximate value of $XX as of the date of this Agreement. For the purposes hereof, the parties acknowledge that the number of shares issued to the Vendor is equivalent to approximately fifteen percent (15%) of the Purchaser’s Share Capital, as defined in Article 4.05.

Section 2.07        Bonus. The Vendor shall be entitled to a bonus equal to Two Million and One Hundred and Fifty Thousand (2,150,000) commons shares of the Purchaser (equivalent to five percent (5%) of the Purchaser’s Share Capital , as defined in Article 4.05 hereof) in each of the following two cases:

(a)          if the Purchaser or any related entity raises Five Hundred Thousand Dollars ($500,000.00) which has been paid in by way of private placements within the first six months of the Date of Closing; and/or

(b)          if the Purchaser or any related entity, has raised One Million and Five Hundred Thousand Dollars ($1,500,000.00) which has been paid in by way of private placements and Robert Tallack procures on-line sales in favour of the Purchaser or any related entity in excess of One Million dollars ($1,000,000.00) within the first eighteen (18) months of the Date of Closing.

Section 2.08        Allocation of Purchase Price. The allocation of the purchase price with respect to the value of the Purchased Assets shall be as set out in Schedule 2.08. The Vendor and Purchaser agree that the value so attributed to the Purchased Assets is the respective fair market values of those Assets and further agree to file in mutually agreeable form all elections required or desirable under the Income Tax Act (Canada) in respect of those allocations.

Section 2.09        Date of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the solicitor for the Purchaser at 1:00 P.M., local time, on September 30, 2013 or at such earlier or later date and time or place as to which the Parties shall agree in writing (the “Date of Closing”).

Section 2.10        Vendor’s Deliveries.         At the Closing, the Vendor will deliver to the Purchaser or its designees:

(a)	a duly executed bill of sale with respect to the Purchased Assets;

(b)	duly executed documents properly effecting the assignment of the leases of the Leased Equipment, the NPN’s, the Intellectual Property and the Contracts, the Distribution Contracts, the Goodwill and all other Purchased Assets to the Purchaser;

(c)	all certificates, opinions and documents required to be delivered by the Vendor pursuant to Section 6.01;

(d)	copies of all consents, approvals, authorizations and orders required to be obtained by the Vendor hereunder at or prior to the Closing;

(e)	the non-competition agreements;

(f)	releases from each creditor listed on Schedule 2.04;

(g)	the election contemplated by Section 8.01; and

(h)	such other documents and instruments as Purchaser may reasonably request and all other previously undelivered documents, instruments and writings required to be delivered by the Vendor to the Purchaser at or prior to Closing pursuant to this Agreement or otherwise required in connection herewith; and

Section 2.11       Purchaser’s Deliveries. The Purchaser will deliver to the Vendor or its designees:

(a)	Share certificates representing the Purchase Price;

(b)	Confirmation of Fifty Five Thousand dollars ($55,000.00) being held in escrow by Purchasers counsel, to pay the list of creditors;

(c)	Current capitalization table provided by Purchasers official Transfer Agent, attached as a schedule to this agreement;

(d)	all certificates and documents required to be delivered by Purchaser pursuant to Section 6.02;

(e)	copies of all consents, approvals, authorizations and orders required to be obtained by Purchaser hereunder at or prior to the Closing;

(f)	the election contemplated by Section 8.01; and

(g)	such other documents and instruments as Vendor may reasonably request and all other previously undelivered documents, instruments and writings required to be delivered by Purchaser to Vendor at or prior to Closing pursuant to this Agreement or otherwise required in connection herewith.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor represents and warrants to the Purchaser that:

Section 3.01       Existence and Power. The Vendor is duly incorporated, validly existing, in good standing and qualified to do business under the laws of the jurisdiction of its organization.

The Vendor has all corporate power and authority and all governmental licenses, authorizations, permits, consents or approvals to conduct its business and to own its property as presently owned and conducted except where the failure to have such power or authority, or licenses, authorizations, permits, consents or approvals, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Affect on the Vendor or the Business.

No person has any agreement, option, understanding or commitment or any right or privilege, whether by law, pre-emptive or contractual, capable of becoming an agreement, option or commitment, for the purchase or acquisition from any the Vendor of any of the Purchased Assets or any rights or interest therein, other than in the ordinary course of business.

Section 3.02       Authorization. The execution, delivery and performance by the Vendor of this Agreement and any agreements, documents or instruments to be executed and delivered in connection herewith and therewith by the Vendor and the consummation of the transactions contemplated hereby and thereby are within the Vendor's powers and have been duly authorized by all necessary action on the part of the Vendor. This Agreement and any agreements, documents or instruments to be executed and delivered in connection herewith and therewith by the Vendor have been duly executed and delivered by the Vendor and constitute the legal, valid and binding obligations of the Vendor, enforceable against the Vendor in accordance with their respective terms. Neither the execution, delivery and performance by the Vendor of this Agreement and any other agreements, documents and instruments to be executed and delivered in connection with this Agreement, nor the consummation of the transactions contemplated hereby and thereby will conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of the Vendor under, or result in the creation or imposition of any Lien upon any properties, assets or business of the Vendor by reason of the terms of, (i) any contract, lease, agreement, indenture, or other instrument to which the Vendor is a party or which is binding upon such entity or any of its properties, (ii) any judgment, law, statute, rule or governmental regulation applicable to the Vendor or any of its properties, or (iii) the articles of incorporation or by-laws (or other organizing instruments) of the Vendor, except in any such case where such violation, breach, default or right of termination or acceleration does not and will not have a Material Adverse Effect on Vendor or the Business.

Section 3.03       Subsidiaries. There are no subsidiaries of the Vendor.

Section 3.05       Required Consents and Approvals. Except as set forth on Schedule 3.04 of the Disclosure Schedule, no consent, approval, authorization, license or order of, registration or filing with, or notice to, any government body of any country or any provincial, state, municipal or political subdivision thereof or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any industry self-regulatory organizations or other quasi-governmental entity (each, a “Governmental Authority”) or other third party (such consents, approvals, authorizations, licenses, orders, registrations, filings or notices being referred to collectively as “Consents”) is necessary to be obtained, made or given by the Vendor to or from any Governmental Authority or other third party in connection with the execution and delivery by the Vendor of this Agreement or the consummation of the transactions contemplated hereby. “Consents” may be addressed and obtained in the manner and form contemplated in Schedule 3.04.

Section 3.06       Liabilities; Undisclosed Liabilities.At or prior to closing the Vendor will deliver a sworn statement of its then current creditors in accordance with the Bulk Sales Act (Ontario). There shall be no liabilities of the Vendor not disclosed on such sworn statement. All creditors on such list shall have been paid at or before closing, or shall be paid from proceeds of closing, or shall have waived any rights to claim against the Purchaser or any of the Purchased Assets. At the Purchaser’s sole option, the Purchaser may waive strict compliance with the Bulk Sales Act (Ontario) provided that on the Date of Closing, the Vendor executes and delivers an indemnity in the form acceptable to the Purchaser, with respect to all costs, expenses, damages and losses which the Purchaser may incur or suffer as a result of the Vendor’s non-compliance with the Bulk Sales Act (Ontario).

Section 3.07       Absence of Certain Changes. Except for the transactions contemplated hereby and except as disclosed in Schedule 3.06 of the Disclosure Schedule from XXXX through the Date of Closing the Vendor:

(a)          has and shall carry on the Business in the ordinary course consistent with past practices and in the best interest of the Business;

(b)          has used and shall use its best efforts to preserve the Goodwill with its suppliers, employees, clients/customers, and others having business relations with it;

(c)          has made and shall make no material change in the compensation of any employee of the Business who is being offered employment by the Purchaser;

(d)          other than in the ordinary course and in conformity with past practices, the Vendor has and shall (i) enter into no material contracts or commitments, (ii) waive no material rights, (iii) enter into no other material transactions affecting the Business, the Purchased Assets, or the Premises, without the prior written consent of the Purchaser;

(e)          there has been no damage, destruction or loss, labour trouble or other event, development or condition of any character, whether or not covered by insurance, materially and adversely affecting the Purchased Assets.

The Vendor shall, from the date hereof until the Date of Closing, forthwith, after becoming aware of the same, disclose to the Purchaser in writing in reasonable detail any event, circumstance or statement of facts (including any omission to act) that occurs between the date of this Agreement and the Date of Closing which has or could have a material adverse effect on the Business.

Section 3.08       Contracts.

(a)          Schedule 2.02 contains a list of all Contracts, true copies of which have been provided to the Purchaser.

(b)          Except as set forth in Schedule 3.07 of the Disclosure Schedule: (i) each of the Contracts is a legal, valid and binding agreement of the Vendor and, to the knowledge of the Vendor, of the other parties thereto, and is in full force and effect; (ii) each Contract is enforceable in accordance with its terms against the Vendor and, to the knowledge of the Vendor, enforceable in accordance with its terms against all other parties thereto, and, the Vendor has fulfilled all of its obligations under the Contracts due on or before the Closing and has taken all action reasonably necessary to be taken to enable it to fulfill when due all of its other obligations under the Contracts; (iii) there is not existing any default on the part of the Vendor (or, to the knowledge of the Vendor, any event or condition which, with notice or the lapse of time or both, would constitute a default on the part of any other party) under any Contract; (iv) neither the Vendor nor, to the knowledge of the Vendor, any other party is in arrears in respect of the performance or satisfaction of the terms or conditions on its part to be performed or satisfied under any of the Contracts, and no waiver or indulgence will have been granted by any of the parties thereto; and (v) no consent is required from any third party.

(c)          Except as disclosed on Schedule 3.07 of the Disclosure Schedule, the Vendor is not a party to any (i) contract, (ii) agreement, (iii) plan or (iv) other arrangement which materially relates to, or materially affects, the business and operations of the Business.

(d)          The Vendor is not in default or breach of any obligation under any contract, agreement, commitment, indenture or other instrument, whether written or oral, to which the Vendor, or any one of them, is a party or by which the Vendor is bound which relate to the Purchased Assets nor is there a state of facts which, after notice of lapse of time or both, will constitute such a default or breach.

Section 3.09       Litigation. Except as disclosed on Schedule 3.08 of the Disclosure Schedule, (a) the Vendor is not a party to any, and there are no pending or, to the Vendor's knowledge, material threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or proceedings of any nature against the Vendor or, to the Vendor's knowledge, any director or executive officer of the Vendor, (b) the Vendor is not bound by or subject to any order, judgment or decree entered in any lawsuit or other proceeding, and (c) the Vendor is not aware of any existing ground on which any action, suit or proceeding might be commenced with any reasonable likelihood of success.

Section 3.10       Compliance with Laws and Court Orders.

(a)          Except as disclosed on Schedule 3.09 of the Disclosure Schedule, the Vendor is not knowingly in violation of any law, rule, regulation, judgment, injunction, order or decree applicable to it or its assets and the operations and business of the Vendor have been conducted in compliance in all material respects with all applicable laws, regulations and other requirements of all Governmental Authorities having jurisdiction over the Vendor.

(b)          The Vendor has filed all required forms, reports, registrations, notices, applications and other documents, together with any amendments required to be made with respect thereto and all fees and assessments due and payable in connection therewith, required to be filed with any Governmental Authority which is charged with regulating or supervising any business conducted by the Vendor, each of which complied in all material respects with applicable requirements in effect on the dates of such filings.

Section 3.11       Assets.

(a)          Except as listed in Schedule 3.10 of the Disclosure Schedule, the Vendor has and will deliver to the Purchaser good, valid and marketable title to, or in the case of any leased property, has valid leasehold interests in, all of the Purchased Assets free and clear of all Liens, except Permitted Liens.

(b)          Except as disclosed in the Disclosure Schedule, the Vendor (i) does not own any real property which is used by the Business and (ii) is not a party to any lease, contract or similar agreement or other arrangement which relates to leased property that is used by the Business.

(c)          The assets are free of defects and in good working order and repair, normal wear and tear excepted and have been maintained in accordance with applicable manufacturer’s guidelines.

Section 3.12       Computer Hardware, Intellectual Property, Goodwill, etc. Schedule 2.02 lists all Computer Hardware and Software owned or leased by the Vendor and used in the Business, all Intellectual Property and items comprising Goodwill used by the Vendor in the Business.

(b)          At the Closing, all Software and software license agreements will be in the Vendor’s name, and all applicable software license agreements will be valid and binding obligations of all parties thereto, in good standing, fully paid up to the time of Closing, and enforceable in accordance with their terms.

(c)          The Vendor either (1) owns the entire right, title and interest in and to the Intellectual Property free and clear of all Liens, or (2) has the right to use the same in perpetuity and without any obligation to pay royalties therefore, and to assign all rights of the Vendor to the Purchaser.

(d)          To the best of the Vendor's knowledge, the Business does not infringe upon, misappropriate, dilute, violate or constitute the unauthorized use of (either directly or indirectly such as through contributory infringement or inducement to infringe) any Intellectual Property rights owned or controlled by any third party. To the best of Vendor's knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or used by the Vendor and no such claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any third party by Vendor.

(e)          The Vendor has taken commercially reasonable measures to protect the confidentiality of Trade Secrets used in the Business, including requiring its employees and other parties having access thereto to execute written non-disclosure agreements. To the best of the Vendor's knowledge, no Trade Secret used in the Business has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement or other obligation of confidentiality. To the best of the Vendor's knowledge, no party to any non-disclosure agreement relating to its Trade Secrets is in breach or default thereof.

(f)          No current or former partner, director, officer, consultant, or employee of the Vendor (or any of their respective predecessors in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights to use any of the Intellectual Property owned or used by or on behalf of Vendor.

(g)          The consummation of the transaction contemplated hereby will not result in the loss or impairment of the Vendor's right to own or use any of the Intellectual Property used in the Business, nor will it require the consent of any governmental authority or third party in respect of any such Intellectual Property except as disclosed on Schedule 3.11 of the Disclosure Schedule.

Section 3.13       Employees; Labor Relations

(a)	Schedule 5.05 sets forth:

(1)	The names and titles of all officers, directors and employees of the Business as of the date hereof.

(2)	None of the employees of the Business is represented by any labor organization and the Vendor does not have any knowledge of any union organizing activities or negotiations with respect to employees of the Business.

(3)	The Vendor is not party to any agreements (including collective bargaining agreements, work rules or practices) with, and to the knowledge of the Vendor, there are not any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any or all of the employees of the Business, and no such petitions are pending.

(4)	The Vendor has been and is, with respect to employees of the Business, in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

(5)	There is no unfair labor practice charge or complaint, grievance or arbitration under any collective bargaining agreement, discrimination or equal employment opportunity charge or complaint, or other complaint or proceeding pending, or to the knowledge of Vendor, threatened by or on behalf of any present or former employee of the Business or applicant for employment by the Business.

(6)	There is no labor strike, dispute, lock-out, slowdown or stoppage pending or, to the knowledge of Vendor, threatened against or affecting the Business, nor has there been any such activity in the past.

(7)	To the knowledge of the Vendor, no Governmental Authority is conducting or intends to conduct any investigation of employment conditions or practices of the Business.

(b)	All levies under the Workplace Safety and Insurance Act (Ontario), as amended, have been paid by the Vendor up to an including the Closing Date;

Section 3.14       Employee Benefits. The Vendor has no employee benefit plans, arrangements or agreements with its employees and no payments are due and payable now nor after Closing under any plans of such nature, other than as may be set out in Section 5.05.

Section 3.15       Tax Representations. The Vendor represents and warrants to Purchaser that except as set forth on Section 3.14 of the Disclosure Schedule:

(a)          The Vendor has filed (or had filed on its behalf) all material Tax Returns required to be filed by it and has paid (or had paid on its behalf), or has set up an adequate reserve for the payment of, all Taxes required to be paid (whether or not shown to be due on such Tax Returns). All such Tax Returns are true, correct and complete in all material respects.

(b)          No assessments, claims or deficiencies for any Taxes or adjustments for any amount of Tax have been proposed, asserted or assessed against the Purchased Assets, or the Vendor, and no audit, administrative, judicial or other proceeding with respect to Taxes due from the Vendor or with respect to the Purchased Assets is pending or being conducted and the Vendor has received no notice of any intention to open such a proceeding.

(c)          Proper and accurate amounts have been withheld, collected or deposited by the Vendor from its employees, independent contractors, creditors, stockholders or other third parties in compliance with the Tax withholding provisions of applicable Federal, provincial, state, municipal and local laws and have been paid over to the appropriate taxing authorities.

(d)          There are no material Tax Liens upon any property or assets of the Vendor except Permitted Liens.

(e)          The Vendor has collected all material sales and uses Taxes required to be collected and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has furnished properly completed exemption certificates and has maintained all material records and supporting documents in the manner required by all applicable sales and uses Tax statutes and regulations for all periods for which the statute of limitations has not expired.

(f)          The Vendor has not waived any statute of limitations in respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which remains open or with respect to any Tax Return which has not since been filed.

(g)          The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act, R.S.C. 1985, as amended.

Section 3.16       Environmental Matters. The Vendor (with respect to the Business) is currently in full compliance with all federal, provincial, state, municipal, local and foreign laws, ordinances, regulations and orders relating to the protection of the environment applicable to their properties, facilities and operations and has never been the subject of any compliance order or claim asserting non-compliance. Such compliance includes, but is not limited to, the possession by the Vendor of all permits and other governmental authorizations required under all applicable environmental laws, and compliance with the terms and conditions thereof.

Section 3.17       Brokers. There is no broker, investment banker, finder, financial advisor or other person which has been retained by or is authorized to act on behalf of the Vendor who might be entitled to any fee or commission for which the Vendor is liable in connection with the transactions contemplated by this Agreement.

Section 3.18       Disclosure. No representation or warranty by or on behalf of the Vendor contained in this Agreement, and no representation, warranty or statement by or on behalf of the Vendor contained in any certificate or schedule furnished or to be furnished at the Closing to Purchaser pursuant to this Agreement, contains any untrue statement by or on behalf of the Vendor of a material fact or omits to state any material fact necessary to make any statement herein or therein in light of the circumstances under which they were made, not misleading.

Section 3.18       Full and True Disclosure. All information relating to or concerning the Vendor and the Business set forth in this Agreement, including, without limitation, in the Disclosure Schedules hereto, is true and correct in all material respects and the Vendor has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

Section 3.19       Assets Necessary to the Business. Except as set forth on Schedule 3.18 of the Disclosure Schedule, following the Closing, the assets (including the Purchased Assets) transferred to Purchaser pursuant to this Agreement will constitute all of the assets necessary or required to permit Purchaser to carry on the Business in substantially the same manner as presently conducted. The assets have been maintained in such manner and are in operating condition and repair (subject to normal wear and tear) that are adequate and sufficient for the current operations of the Business.

Section 3.20       Leases. As of the Closing Date, the Lease among the Vendor and 201257 Ontario Inc. shall be terminated.

Section 3.21       Information Records and Data. All information, records and data, including without limitation sales data relating to the operations of each the Vendor furnished to the Purchaser and its representatives are true, complete and accurate in all material respects and all financial data including financial statements provided to the Purchaser have been prepared in accordance with Canadian Generally Accepted Accounting Principles applied on a consistent basis with previous financial years. Such financial statements are true, correct and complete in all material respects and present fairly and in all material respects the financial condition and revenues, expenses and results of the operations of each Vendor as of and to the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Vendor that:

Section 4.01       Existence and Power. The Purchaser is duly incorporated, validly existing, in good standing and qualified to do business under the laws of the jurisdiction of its organization. The Purchaser has all power and authority and all governmental licenses, authorizations, permits, consents and approvals to conduct its business and to own its property as presently owned and conducted except where the failure to have such power or authority, or licenses, authorizations, permits, consents or approvals, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

Section 4.02       Authorization. The execution, delivery and performance by the Purchaser of this Agreement and any agreements, documents or instruments to be executed and delivered in connection herewith and therewith by the Purchaser and the consummation of the transactions contemplated hereby and thereby are within its powers and have been duly authorized by all necessary action on the part of the Purchaser. This Agreement and any agreements, documents or instruments to be executed and delivered in connection herewith and therewith by the Purchaser will be duly executed and delivered by the Purchaser and, and constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser, in accordance with their respective terms. Neither the execution, delivery and performance by the Purchaser of this Agreement and any other agreements, documents and instruments to be executed and delivered in connection with this Agreement, nor the consummation of the transactions contemplated hereby and thereby will conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of the Purchaser under, or result in the creation or imposition of any Lien upon any properties, assets or business of the Purchaser by reason of the terms of, (i) any contract, lease, agreement, indenture, or other instrument to which the Purchaser is a party or which is binding upon the Purchaser or any of its properties, (ii) any judgment, law, statute, rule or governmental regulation applicable to the Purchaser or any of its properties, or (iii) the articles of incorporation or by-laws (or other organizing instruments) of the Purchaser, except in any such case where such violation, breach, default or right of termination or acceleration does not and will not have a Material Adverse Effect on the Purchaser.

Section 4.03       Required Consents and Approvals. No consent or approval is necessary to be obtained, made or given by the Purchaser or any of its Subsidiaries to or from any Governmental Authority or other third party in connection with the execution and delivery by the Purchaser of this Agreement, or the consummation of the transactions contemplated hereby.

Section 4.04       Brokers. There is no broker, investment banker, finder, financial advisor or other person which has been retained or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission for which the Vendor is liable in connection with the transactions contemplated by this Agreement.

Section 4.05       Issued and Outstanding Shares. The Purchaser represents and warrants that as of the date of this agreement and as of the Closing prior to the issuance of the shares contemplated in Article 2.06 hereof, there are 43,000,000.00 +/- 5%. issued and outstanding common shares in the capital of the Corporation (the “Purchaser’s Share Capital”). Purchasers Transfer Agent must provide detailed schedule to be attached to this document in Schedule 5.06.

ARTICLE V

COVENANTS

Each of the Parties agrees that:

Section 5.01       Due Diligence. The Vendor shall permit the Purchaser access to all aspects of the Business and its records at all times prior to the Date of Closing to permit the Purchaser to complete its due diligence review ofhte Business and the Purchased Assets.

Section 5.02       Confidentiality.

(a)          Vendor shall not, directly or indirectly, at any time following the Closing, use the Business Confidential Information for any purpose whatsoever or disclose the Business Confidential Information to any third party unless required by law, and it is understood that upon Closing said Business Confidential Information shall be the sole property of Purchaser.

(b)          All Business Confidential Information disclosed by Vendor to Purchaser prior to Closing, shall be held as confidential information of Vendor, to be used only for purposes of evaluating the purchase of the Business and to facilitate the Purchaser’s obligations under this Agreement, and otherwise kept confidential by the Purchaser pending the Closing, and if the Closing does not occur for any reason, the Purchaser will continue to be bound by obligations of confidence in respect of the Business Confidential Information, so long as such information is not disclosed to or obtained by Purchaser other than through a breach of this or another confidentiality agreement.

Section 5.03       Lockup.

From the date hereof until the Date of Closing, the Vendor, and its shareholders, officers and directors agree that they will not entertain, solicit or enter into any other offers, agreements or negotiations for or with respect to the sale or granting rights or options to purchase the Purchased Assets, the Business or the Vendor. Each of the Vendor and its shareholders confirms that no Person other than the Purchaser has any agreement, option or right capable of becoming an agreement or option for the purchase from the Vendor of the Purchased Assets or the Business.

Both the Vendor and the Purchaser undertake not to disclose the terms of this Agreement and pending transaction to any person aside from employees, and as reasonably required to complete the transaction.

Section 5.04       Conduct of the Business.

From the date hereof until the Date of Closing, except as otherwise provided in this Agreement or consented to or approved by Purchaser, Vendor:

(a)	shall carry on the Business in the ordinary course consistent with past practices;

(b)	use its best efforts to preserve the Goodwill with its suppliers, employees, clients / customers, and others having business relations with it;

(c)	make no material change in the compensation of any employee of the Business who is being offered employment by the Purchaser;

(d)	other than in the ordinary course and in conformity with past practices, the Vendor shall: (i) enter into no material contracts or commitments, (ii) waive no material rights, (iii) enter into no other material transactions affecting the Business, the Purchased Assets, or the Premises.

The Vendor shall between the date of this Agreement and the Date of Closing, forthwith after becoming aware of the same, disclose to the Purchaser in writing in reasonable details any event, circumstance or statement of facts (including any omission to act) that occurs between the date of this Agreement and the Date of Closing which has or could have a material adverse effect on the Business.

Section 5.05       Employment Matters.

(a)       The Vendor shall terminate all employees of the Business and shall be liable for the payment of all legal obligations relating to the termination of employment. The Vendor’s liability shall extend to all amounts required either by statute or at common law to be paid to all employees including pay in lieu of notice, termination pay, severance pay, vacation pay and all other outstanding amounts.

Section 5.07       Further Assurances. Each Party agrees to use reasonable best efforts to execute and deliver such documents, certificates, agreements and other writings and to use reasonable best efforts to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 5.08       Certain Filings. The Parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 5.09       Public Announcements. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to the transactions contemplated herein.

Section 5.10       Non-Competition. At Closing, the Vendor and its respective officers, directors and shareholders shall sign a binding a non-competition agreement with the Purchaser whereby they each agree that they will not, from and after the Closing until the fifth (5th) anniversary of the Date of Closing (or for those shareholders or directors being employed by the Purchaser, the 5th anniversary from the date of the termination of their employment/consulting relationship with the Purchaser), directly or indirectly carry on any business or be involved in any capacity with, including as financier to, any business of a nature which is the same or similar to the Business or is in direct or indirect competition with the Business within Canada [NTD. Check jurisdiction]; or directly or indirectly solicit any of the customer or employees of the Business. Passive investments in public companies where that investment constitutes less than 2.5% of the ownership of the public company are excepted, and will not be considered a breach of this agreement. The non-competition agreements referenced in this are referred to herein each as a “Non-Compete Agreement” and collectively as the “Non-Compete Agreements”. Notwithstanding the foregoing, the Non-Compete Agreement for Robert Tallack shall be limited to the business of sports pain relief and vitamins.

Section 5.11       Releases. Vendor shall obtain at or before the Closing the written release and waiver from all appropriate Persons of any and all Liens imposed on the Purchased Assets.

Section 5.12       Severance Obligations. Vendor shall be solely responsible for all payments, including, but not limited to, termination, severance, unemployment compensation, golden parachute or other payments as may be required by law becoming due to any director, officer or any employee of the Business which arise as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

Section 5.13       Lease/Real Estate. With respect to any leased property in which the Business operates, on the Date of Closing, the leases shall be in good standing if applicable.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01       Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction at or prior to the Closing of the following conditions, each of which may be waived by Purchaser in whole or in part at any time:

(a)	Each of the representations and warranties of the Vendor contained or referred to in this Agreement shall be true and correct in all material respects on the Date of Closing;

(b)	The Vendor’s and Purchaser’s boards of directors shall have provided necessary consents to the purchase and sale contemplated herein;

(c)	The Vendor shall have complied with the provisions of the Bulk Sales Act R.S.O. 1990, as amended, including delivery to the Purchaser a statement listing each Vendor’s secured and unsecured trade creditors of the Business in the form prescribed by the Bulk Sales Act;

(d)	Except as otherwise provided herein, between the date hereof and the Date of Closing there shall have been no Material Adverse Change in the affairs, assets, liabilities, condition (financial or otherwise) of the Business, Premises, and the Purchased Assets;

(e)	The Vendor (as applicable) shall have delivered to the Purchaser a Purchase Certificate pursuant to the Workplace Safety and Insurance Act (Ontario);

(f)	The Vendor shall have delivered to the Purchaser a clearance certificate pursuant to section 6 of the Retail Sales Tax Act (Ontario);

(g)	Vendor shall have performed in all respects all of its obligations and covenants under this Agreement required to be performed by it on or prior to the Date of Closing, and made all deliveries required by Section 2.09;

(h)	Vendor shall have delivered written agreements with each creditor evidencing settlement of the Trade Payables for an all inclusive sum of Fifty-Five Thousand Dollars ($55,000.00) to be paid on or immediately after the Closing of this transaction;

(i)	There shall not be pending or threatened any order, decree, judgment or litigation by any Governmental Authority seeking to enjoin or prohibit the consummation of the transactions contemplated by this Agreement or to impose substantial restrictions on the Business or the Purchased Assets, nor shall there be any injunction with respect to such consummation;

(j)	This Agreement, the Non-Competition Agreements, and all other closing deliveries shall have been executed and delivered by the parties thereto and shall be in full force and effect;

(k)	The Purchaser shall have received or obtained any and all consents required (a) to sell, purchase (as applicable) and operate the Business, and (b) under any material contracts, leases or agreements to which the Vendor is a party and which require the consent of any other party thereto to the transactions contemplated by this Agreement; and

(l)	Robert Tallack shall have entered into a mutually agreeable, non-exclusive consulting agreement whereby he shall serve as consultant to the Purchaser, or such other entity the Purchaser may direct in writing, for a minimum term of twelve (12) months;

(m)	The Purchaser has negotiated a fresh license agreement with ABG TapouT LLC on terms and conditions acceptable to the Purchaser;

(n)	The insurance for the Business is assigned to the Purchaser conditional on such insurance being assignable; and

(o)	The United States Patent No. 6,444,238 Pain Relief Composition and Method of Relieving Pain DBC File No. R1261.101.101 including all associated formulation worksheet has been renewed for a period of at least one year following its current expiry date of March 3, 2014 and transferred to the Purchaser.

Section 6.02         Conditions to Obligations of Vendor. The obligation of Vendor to consummate the Closing is subject to the satisfaction at or prior to the Closing of the following conditions, each of which may be waived by Vendor in whole or in part at any time:

(a)          Purchaser shall have performed in all respects all of its obligations and covenants under this Agreement required to be performed by it on or prior to the Date of Closing, and made all deliveries required by Section 2.10;

(b)          Each of the representations and warranties of the Purchaser contained or referred to in this Agreement shall be true and correct in all material respects on the Date of Closing.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

Section 7.01         Survival. Except as provided in Article VIII, the representations and warranties of the Parties contained in this Agreement shall survive the Closing, for a period of twenty-four (24) months, subject to any applicable statutes of limitations. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time. Notwithstanding the foregoing, any indemnification with respect to Taxes shall be made pursuant to Article VIII hereof.

Section 7.02         Indemnification.

Vendor shall indemnify Purchaser and its affiliates, directors, officers, employees, controlling persons, agents and representatives and their successors and assigns (collectively, the “Purchaser Indemnitees”) against and hold each of them harmless from any and all claims, damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (“Damages”) incurred or suffered by the Purchaser Indemnitees (whether originally asserted against or imposed on the Purchaser Indemnitees by a third party or originally incurred or suffered directly by the Purchaser Indemnitees) arising out of: (i) any breach of or any inaccuracy of any representation or warranty contained in this Agreement, or in any agreement, certificate or other document delivered pursuant hereto; (ii) any breach or non-performance by the Vendor of any covenant to be performed by it that is contained in this Agreement or any agreement, certificate or other document delivered pursuant hereto; (iii) the operation of the Business by the Vendor prior to the Date of Closing; and (iv) any liabilities incurred by the Purchaser relating to the Vendor’s failure to satisfy all liabilities relating to the Business for the period up to the Date of Closing.

The Purchaser shall indemnify Vendor and its affiliates, directors, officers, employees, controlling persons, agents and representatives and their successors and assigns (collectively, the “Vendor Indemnitees”) against and hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) incurred or suffered by the Vendor Indemnitees arising out of: (i) any breach of or any inaccuracy of any representation or warranty contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto; (ii)any breach or non-performance by the Purchaser of any covenant to be performed by it that is contained in this Agreement or any agreement, certificate or other document delivered pursuant hereto.

Except as provided in Article VIII of this Agreement, and except for liability for environmental clean-up obligations, the maximum indemnity obligation of the Vendor or Purchaser shall not exceed the amount of the Purchase Price.

Section 7.03         Procedures.

(a)          The Person seeking indemnification under Section 7.02 (the “Indemnified Party”) agrees to give prompt notice to the Person against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b)          The Indemnifying Party shall be entitled to participate in the defense of any claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense, provided such counsel is reasonably satisfactory to the Indemnified Party.

(c)          If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 7.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d)          Each Party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested by any other Party in connection therewith.

Section 7.04         Calculation of Damages.

(a)          In no event shall either Purchaser or Vendor be liable to the other party for any consequential damages or lost profits.

(b)          The Parties hereto shall treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price unless required by law to treat such payment as other than an adjustment to the Purchase Price.

Section 7.05         Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 7.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party other than a Party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Indemnified Party determines in its reasonable discretion that such assignment would be materially detrimental to its reputation or future business prospects.

Section 7.06         Exclusive Remedy. Except as provided in Article VIII of this Agreement, the sole and exclusive remedy of the Parties with respect to claims arising under this Agreement (except claims for non-payment of any part of the Purchase Price) shall be pursuant to the provisions of this Article VII.

ARTICLE VIII

TAX MATTERS

Section 8.01         HST and Sales Tax. Any sales tax or other transfer tax including applicable goods and services tax and provincial sales tax payable with respect to the Purchased Assets shall be paid by the Purchaser. With respect to Retail Sales Tax (“RST”), the parties agree that the Purchased Assets are being sold out of the ordinary course of the business of the Vendor and, accordingly, the Vendor shall not collect RST from the Purchaser. The Vendor and Purchaser shall, on the Closing Date, elect jointly under subsection 167(1) of the Excise Tax Act (Canada), in the form prescribed for the purposes of that subsection, in respect of the sale and transfer of the Purchased Assets hereunder. The Purchaser shall file such election with the Canada Revenue Agency not later than the day on which it is required to file its HST return for its reporting period which includes the Closing Date and shall provide evidence of such filing to the Vendor.

Section 8.02         Tax Indemnification. Vendor shall be responsible for, and shall indemnify and hold Purchaser Indemnitees harmless against any liability for Taxes imposed on or with respect to the Purchased Assets for any taxable period ending on or before the Date of Closing and any Taxes imposed on Purchaser as a result of any material breach of warranty or misrepresentation by the Vendor (which shall survive the Closing until six months after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof)) (the “Pre-Closing Taxes”) and, in each case, any liability, loss, cost or expense, including reasonable attorneys' fees, related thereto.

ARTICLE IX

TERMINATION

Section 9.01         Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by mutual written agreement of Vendor and Purchaser;

(b)	by Purchaser, if the Conditions to Closing set forth in Section 6.01 have not been fulfilled or waived by Purchaser on or before the Date of Closing;

(c)	by Vendor, if the Conditions to Closing set forth in Section 6.02 have not been fulfilled or waived by Vendor on or before the Date of Closing;

(d)	by Purchaser, upon written notice to Vendor, if there has been a material misrepresentation or breach of warranty or covenant or agreement made or to be performed by or on the part of Vendor pursuant to this Agreement and that such misrepresentation or breach cannot be cured by the earlier of the Date of Closing or the date thirty (30) days after receipt by Vendor of notice specifying in reasonable detail the nature of such breach, unless Purchaser shall have previously waived such breach; or

(e)	by Vendor, upon written notice to Purchaser, if there has been a material misrepresentation or breach of warranty or covenant or agreement made or to be performed by or on the part of Purchaser pursuant to this Agreement and that such misrepresentation or breach cannot be cured by the earlier of the Date of Closing or the date thirty (30) days after receipt by Purchaser of notice specifying in reasonable detail the nature of such breach, unless Vendor shall have previously waived such breach.

(f)	The Party desiring to terminate this Agreement pursuant to clauses 9.01(b), (c), (d) or (e) shall give notice in writing of such termination to the other Party.

Section 9.02         Effect of Termination. If this Agreement is terminated as permitted by Section 9.01, such termination shall be without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties to this Agreement; provided that if such termination shall result from the willful (i) failure of a Party to fulfill a condition to the performance of the obligations of the other Party, (ii) failure of a Party to perform a covenant of this Agreement or (iii) breach by any Party hereto of any representation or warranty or agreement contained herein, such Party shall be fully liable for any and all Damages incurred or suffered by the other Parties as a result of such failure or breach.

Section 9.03           Survival. The provisions of Sections 2.06, 5.02, 9.02, 10.02, 10.03, 10.04, 10.10 and Article VII and Article VIII shall survive any termination hereof pursuant to Section 9.01.

ARTICLE X

MISCELLANEOUS

Section 10.01         Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.02         Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 10.03         Consent to Jurisdiction. Each of Purchaser and Vendor irrevocably submits to the exclusive jurisdiction of the courts of the Province of Ontario for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement or any transaction contemplated hereby shall be brought by it or any of its Affiliates except in such courts). Each of Purchaser and Vendor further agrees that service of any process, summons, notice or document by registered mail to such person's respective address set forth above shall be effective service of process for any action, suit or proceeding in the Province of Ontario with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Purchaser and Vendor irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of Ontario or Ontario, Canada or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.04         Counterparts and Fax. This Agreement may be signed in any number of counterparts and/or facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 10.05         Entire Agreement. This Agreement and the exhibits and schedules hereto, together with the Letter of Intent, executed by the Parties (to the extent not inconsistent with the terms of this Agreement), contains the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to such subject matter. No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement has been made or relied upon by any Party.

Section 10.06         Binding Effect and Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.07         Assignability. Except as otherwise expressly provided herein, neither this Agreement nor any right or obligation hereunder may be assigned or delegated in whole or in part by any party hereto without the prior written consent of the other party, and any such attempted assignment or delegation without such consent shall be null, void ab initio and without effect. Any permitted assignment of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Notwithstanding the foregoing, Purchaser shall be entitled to assign this Agreement or any interest it may have under this agreement to a nominee corporation to be incorporated or designated before Closing, and upon such assignment and the undertaking of such nominee corporation to be bound hereby, Purchaser shall have no liability to Vendor, and such nominee corporation shall be the “Purchaser” for purposes of this Agreement.

Section 10.08         Headings. Section headings contained in this Agreement are for reference only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

Section 10.09         No Third-Party Beneficiaries. This Agreement is for the benefit of the Parties and is not intended to confer upon any other Person any rights or remedies hereunder.

Section 10.10         Intentionally deleted.

Section 10.11         Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in the currency of Canada.

Section 10.12         Notices. Any notices and other communications required to be given pursuant to this Agreement shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by mail (registered or postage prepaid) or upon transmission if sent by facsimile or electronic mail (with request for confirmation of receipt in a manner customary for communications of such respective type), except that if notice is received after 5:00 p.m., local time, on a business day at the place of receipt, or on a day which is not a business day, it shall be effective as of the following business day. Notices are to be addressed as follows:

If to Revive Bioscience Inc., to:

Robert Tallack

Revive BioScience

55 Stewart St Suite 803

Toronto, ON, M5V 2V1

Email - Tallack@revivebiosci.com

If to Purchaser, to:

Axxess Pharma Inc.

2681 Eglinton Ave West

Toronto, ON, M6M 1T8

Fax:-

Email:- danielb@axxesspharmainc.com

or to such other respective addresses as any Party shall designate to the others by notice in writing, provided that notice of a change of address shall be effective only upon receipt.

Section 10.13         Independent Legal Advice. Each of the Parties acknowledges that it/he/she has read and understood this Agreement and has obtained independent legal advice in connection with this Agreement and the provisions herein, or has freely chosen not to obtain such legal advice.

Section 10.14       Costs. Each Party will bear its own costs and expenses (including legal fees and disbursements) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. Each party represents that it has not engaged any broker, finder or similar agent who would be entitled to a commission or similar fee in respect of the transaction. The fees of any such broker, finder or similar agent engaged after the date of this Agreement will be borne by the party engaging such finder or agent.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective signatures, or the signatures of their respective authorized officers as of the day and year first above written.

AXXESS PHARMA INC.
Per:

Daniel P. Bagi, President

REVIVE BIOSCIENCE INC.
Per: Robert M. Tallack

Robert Tallack
Robert Tallack, President

Date: Sept 13, 2013

SCHEDULE - PREMISES

None.

SCHEDULE 2.02

PURCHASED ASSETS

N/A

SCHEDULE 2.03

EXCLUDED ASSETS

N/A

SCHEDULE 2.04

TRADE PAYABLES

NAME	VENDOR TYPE	AMOUNT OWING	AGREED UPON PAYMENT
Facebook	Online media	$150,000	$4,000
Sigan Industries	Manufacturer	$26,750	$7,000
American FlexPack	Manufacturer	$32,000	$11,000
Goldrich Printpak	Manufacturer	$9,000	$4,000
Heenan Blaikie	Legal	$4,000	$4,000
Heenan USA Associate	Legal	$1,000	$1,000
AdPioneers	Online media	$18,500	$3,000
Traffik Group	Marketing	$14,500	$4,000
Rapid Aid	Manufacturer	$3,000	$3,000
Optical Discs	Manufacturer	$8,600	$2,000
Expenses imbursement	Operations	$60,000	$7,000
Visa bill payment	Operations	$3,500	$3,500
Liblik Design	Operations	$14,000	$4,000
Fuller Landau	Accountant	$2,500	$2,500
TOTAL		$347,350	$60,000
			$60,000

SCHEDULE 2.06

SHAREHOLDERS ALLOCATION STATEMENT

Revive BioScience	Shares	%
Equity, Strategic	2,670,979	19.3%
Kilambi, Raghu / Kirarv	2,081,839	15.0%
Ltd, E52Financial	1,840,505	13.3%	9251 Yonge St., Suite 8285, Richmond Hill ON, L4C9T3, Canada
Tallack, Rob	1,750,608	12.6%
McDonnell, Tom	1,375,853	9.9%	1052 Highland Colony Pkwy Ste 204, Ridgeland MS 39157-8764 U
Cameron, Calvin	515,637	3.7%	120 Shelter Cove Ln., Mooresville NC 28117 USA
Hasinoff, Ian	515,612	3.7%	15629 Frohock Pl., Charlotte NC 28277 USA
Yang, Cheming	505,687	3.7%	6318 Seton House Ln, Charlotte NC 28277-4523 USA
Csurgo, Julius	350,000	2.5%
Marek, Justin	273,761	2.0%	367 Bantry Ave, Richmond Hill ON, L4B4G1, Canada
Henson, Anna	265,984	1.9%	3363 Cochise Dr SE, Atlanta GA 30339-4322 USA
Klein, Rob	250,000	1.8%
Gooding, Daniel	209,065	1.5%	1901 Queens Rd, Charlotte NC 28207-2583 USA
Houlton, Andrew	202,130	1.5%	6208 Idylwood Ln, Minneapolis MN 55436-1107 USA
Reid, Jason	195,000	1.4%
Architects, MGP	182,682	1.3%	123 East St., Sault Ste Marie ON P6A3C7, Canada
O'Neill, Liam	100,000	0.7%
Sevic, Igor	55,341	0.4%
Lancaster, Zosia	52,266	0.4%	27 Harbourview Cr., Toronto ON, M8V4A7, Canada
Sayson, Samuel	52,205	0.4%	5710 Providence Country Club Dr., Charlotte NC 28277-2621 USA
Vendor, Traffic	50,000	0.4%
Zinn, Chad	50,000	0.4%
Sair, Farrukh	48,884	0.4%
Welna, Jeff	48,884	0.4%	3319 Lakeside Dr., Charlotte NC 28270, USA
Marek, Earl,	46,117	0.3%	367 Bantry Ave, Richmond Hill ON, L4B4G1, Canada
Shook, Paul	46,117	0.3%
Stratford, Gordon	46,117	0.3%	1286 Cumnock Cres., Oakville ON L6J2N7, Canada
Mezzomo, Gordon	33,000	0.2%	23 Palomino Dr., Sault Ste Marie ON P6A6K4, Canada
Vendor, AmeriFlex	20,000	0.1%
Joyce, Terrence	2,500	0.0%	2036 Millenium Crt., Sault Ste Marie ON P6C6H6, Canada
Leon, Edward	2,500	0.0%	13 Eversley Hall, King City ON L7B1L8, Canada

3.06 Material Changes

None

3.07 Defects - Contracts

None

3.08 Litigation

None

3.09 Compliance with Laws and Court Orders

None

3.10 Liens

None

3.11 Deficiencies in Intellectual Property

None

3.12 Employees

See Schedule 5.05

3.13 Employee Benefits

See Schedule 5.05

3.14 Deficiencies re Taxes

None

3.18 Other Necessary Assets

None

SCHEDULE 5.05

EMPLOYEES TO BE RETAINED

None.

SCHEDULE 5.06

CURRENT CAPITALIZATION TABLE

PROVIDED BY PURCHASER

NOTE: information to be provided by Purchasers Transfer Agent.

CHART TO INCLUDE ALL OF THE FOLLOWING:

1.	Common shares
2.	Preferred shares
3.	Options
4.	Warrants
5.	Convertible debentures